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                                                                    Exhibit 4(g)

                               SIXTEENTH AMENDMENT
                                     TO THE
                              MANDALAY RESORT GROUP
                  EMPLOYEES' PROFIT SHARING AND INVESTMENT PLAN

     This Sixteenth Amendment to the Mandalay Resort Group Employees' Profit Sharing and Investment Plan is made and entered into this 20th day of November, 2002, but is effective as of January 1, 2002, except as otherwise provided herein, by Mandalay Resort Group (referred to hereinafter as the "Company").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the Company and the other Employers have previously adopted the Mandalay Resort Group Employees' Profit Sharing and Investment Plan, which has been amended from time to time (as amended, the "Plan"); and

     WHEREAS, pursuant to the terms of the Plan, the Company is authorized and empowered to further amend the Plan; and

     WHEREAS, the Company deems it advisable and in the best interests of the Participants to amend the Plan to permit more frequent changes in designated investments, to comply with recent changes in applicable law, and to make other desired changes.

     NOW, THEREFORE, the Plan is hereby amended as follows:

                                       I.

     Effective as of December 4, 2002, paragraph (b) of Article X of the Plan is hereby amended to read as follows:

          (b) Time and Manner of Designating Investments. The elections described in paragraph (a) shall be made in such manner and form as may be approved by the Plan Administrator from time to time, with the Participant designating the percentage of each of his Accounts which is subject to the provisions of paragraph (a) to be allocated to any Fund specified in paragraph (a)(1). Any such designation may be changed on any business day, and as frequently as the Participant shall elect; provided that the Plan Administrator shall establish uniform and non-discriminatory rules for determining the day and time as of which changes shall become effective. No more than 25% of a Participant's current contributions shall be invested in the Mandalay Stock Fund. The combined percentage of a Participant's Matching Contribution Account, Automatic Contribution Account, Discretionary

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     Contribution Account, Rollover Contribution Account and 401(k) Employer
     Contribution Account, together with any portion of his ESOP Matching Contribution Account and ESOP Automatic Contribution Account which is subject to a diversification election, which is invested in the Mandalay Stock Fund, shall not exceed 25% of the Participant's combined balances of such Accounts.

                                       II.

     Effective with respect to distributions made after December 31, 2002, a new section (C) is added at the end of Article IX(a)(2), to read as follows:

          (C) Notwithstanding the foregoing, effective with respect to distributions made after December 31, 2002, if the value of the benefit distributable to a minor does not exceed $5,000, distribution may be made, at the direction of the Plan Administrator, to a parent of the minor, to a person who has legal custody of the minor, or to a relative of the minor whom the Plan Administrator reasonably believes to be managing the minor's financial affairs.

                                      III.

     The following clarifying sentence is added at the end of Article VI(j):

          Rollover contributions shall be permitted only from qualified retirement plans and from such other sources as the Plan Administrator shall consent to, in accordance with its uniform nondiscriminatory policy.

                                       IV.

     The Plan is amended to add a new Article XVI thereto, such Article XVI to read as follows:

                                   ARTICLE XVI

                        Minimum Distribution Requirements

          This Article XVI is intended to comply with the requirements of Revenue Procedure 2002-29.

     (a) General Rules

          (1) Effective Date. The provisions of this Article shall apply for purposes of determining required minimum distributions for calendar years beginning with the 2003 calendar year.

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          (2) Precedence. The requirements of this Article shall take precedence over any inconsistent provisions of the Plan.

          (3) Requirements of Treasury Regulations Incorporated. All distributions required under this Article shall be determined and made in accordance with the Treasury regulations under Section 401(a)(9) of the Code.

          (4) TEFRA Section 242(b)(2) Elections. Notwithstanding the other provisions of this Article, distributions may be made under a designation made before January 1, 1984, in accordance with Section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (TEFRA) and the provisions of the Plan that relate to Section 242(b)(2) of TEFRA.

     (b) Time and Manner of Distribution

          (1) Required Beginning Date. The Participant's entire interest shall be distributed to the Participant no later than the Participant's required beginning date.

          (2) Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant's entire interest shall be distributed no later than December 31 of the calendar year containing the fifth anniversary of the Participant's death, subject, however, to the provisions of Article IX(a)(2) for beneficiaries who are legally incompetent, by age or otherwise.

          (3) Form of Distribution. All distributions shall be made in the form of a single sum on or before the required beginning date. No Participant's interest shall be distributed in the form of an annuity purchased from an insurance company.

          (4) Election by Beneficiaries. Any beneficiary who is entitled to a benefit under section subparagraph (2) may make an irrevocable election to receive the benefit at any time before the date distribution of such benefit is required to begin under subparagraph (2).

     (c) Definitions

          (1) Designated beneficiary. The individual who is designated as the beneficiary under Article VIII(d) of the Plan and is the designated beneficiary in accordance with Section 401(a)(9) of the Code and Section 1.401(a)(9)-1, Q&A-4, of the Treasury regulations.

          (2) Distribution calendar year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant's death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant's required beginning date. For distributions beginning after the Participant's death, the first distribution calendar

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     year is the calendar year in which distributions are required to begin under paragraph (b)(2) of this Article. The required minimum distribution for the Participant's first distribution calendar year will be made on or before the Participant's required beginning date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Participant's required beginning date occurs, will be made on or before December 31 of that distribution calendar year.

          (3) Participant's account balance. The account balance as of the last valuation date in the calendar year immediately preceding the distribution calendar year (the "valuation calendar year"), adjusted as follows: (1) the account balance is increased by the amount of any contributions made and allocated or forfeitures allocated to the account balance as of dates in the valuation calendar year after the valuation date; and (2) the account balance is decreased by distributions made in the valuation calendar year after the valuation date. The account balance for the valuation calendar year includes any amounts rolled over or transferred to the plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.

          (4) Required beginning date. The date specified in Article IX(a)(2)(A)(ii) of the Plan.


     IN WITNESS WHEREOF, this Sixteenth Amendment has been executed as of the date first written above.

ATTEST:                              MANDALAY RESORT GROUP

         (CORPORATE SEAL)

   /s/ Yvette E. Landau              By:      /s/ Glenn W. Schaeffer
---------------------------------        ---------------------------------------
Secretary                                President


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